Exhibit 10.8.3
Amendment to Employment Agreement
This Amendment (the “Amendment”) is entered into as of this 4th day of November, 2009, by and between Ormat Technologies Inc. a Delaware corporation (the “Company”) and Yoram Bronicki (the “Employee”)

Whereas:	The Parties hereto have previously entered into an Employment Agreement dated as of July 1, 2004, which was subsequently amended on February 26, 2008 (together, the “Employment Agreement”), pursuant to which Employee was engaged by Employer as its Chief Operating Officer (“COO”), responsible for Employer’s operations in the United States; and

Whereas:	in light of Employee’s appointment as Employer’s President and Chief Operating Officer, responsible for all Employer’s operations, whether in or outside the United States, the Parties wish to amend the Employment Agreement,
Therefore, it is hereby stipulated and agreed between the Parties as follows:
1.	General
1.1.	The preamble to this Amendment constitutes an integral part hereof.

1.2.	Unless otherwise defined herein, the capitalized terms appearing herein shall have the meaning attributed to them in the Employment Agreement.
2.	Amendment
2.1.	Section 4.2 of the Employment Agreement is amended by deleting “0.75% of the lower of (i) the net pre-tax yearly profit of the Employer’s operating plants in the United States and (ii) the net cash flow before taxes and before capital expenditures for enhancement of the operating plants generated by the Employer’s operating plants in the United States during the year, but no more than the sum equaling 3 times the annual base salary of Employee” and inserting “0.75% of the Employer’s annual consolidated profits (after tax) above US$2,000,000 (two million US Dollars), but no more than the sum equaling 6 times the annual base salary of Employee. In calculating the Employer’s annual consolidated profits (after tax), capital gains or losses from dilution of investments in subsidiaries, shall be disregarded”.

2.2.	The Governing Law of the Employment Agreement and all amendments thereto, including this Amendment, shall be Israeli Law. This provision shall supersede all contradicting provisions included in the Employment Agreement.
3.	Condition Precedent and Effective Date
This Amendment shall be effective for the annual bonus payable with regard to 2009 (i.e. in 2010).
4.	Continued Validity of the Employment Agreement

Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the Parties hereto, and will continue to govern the terms and conditions of the Employee’s continued employment with the Employer. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.

5.	Entire Agreement

This Amendment and the Employment Agreement, to the extent not amended and superseded by this Amendment, constitute the entire agreement between the Parties hereto respecting the employment of the Employee with the Employer (the “Entire Agreement”). There being no representations, warranties, or commitments between the Parties hereto except as set forth in the Entire Agreement, the Entire Agreement replaced and supersedes and other employment agreement or arrangement, oral or written, between the Employer or any of its affiliates, and the Employee.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment on the day and year first set forth above

/s/ Y. Bronicki Ormat Technologies, Inc.	/s/ Y. Bronicki Yoram Bronicki
By: Y. Bronicki
Title: CEO
Date: November 4, 2009